Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Nomura Holdings, Inc. of our report dated June 26, 2002 relating to the consolidated financial statements, which appear in the Annual Report on Form 20-F of Nomura Holdings, Inc. for the year ended March 31, 2004.

/s/    ChuoAoyama PricewaterhouseCoopers

Tokyo, Japan

June 30, 2004